Exhibit 99.1

United Refining Company Announces Tender Offer For 10.500% First Priority Senior Secured Notes due 2018, Series A and Solicitation of Consents for Proposed Amendments to the Related Indenture

Warren, PA October 6/PRNewswire/— United Refining Company (“URC”) announced today that it commenced a tender offer to purchase for cash (the “Tender Offer”) any and all of the outstanding $237.25 million aggregate principal amount outstanding of its 10.500% First Priority Senior Secured Notes due 2018, Series A (the “Notes”) and a solicitation of consents (the “Consent Solicitation”) for proposed amendments to the related indenture. The Tender Offer and the Consent Solicitation are being made pursuant to an Offer to Purchase and Consent Solicitation Statement dated as of October 6, 2015 and related consent and letter of transmittal (collectively, the “Offer to Purchase and Consent Solicitation Statement”). The Tender Offer will expire at 12:00 midnight, New York City time, on November 2, 2015. Holders of Notes that are validly tendered prior to the consent payment deadline of 5:00 p.m., New York City time, on October 19, 2015 and accepted for purchase will receive total consideration of $1,057.50 per $1,000 principal amount of Notes validly tendered and accepted for purchase, which includes a consent payment of $30.00 per $1,000 principal amount of Notes, plus any accrued and unpaid interest up to, but not including, the initial settlement date, which is expected to be October 20, 2015.

Pursuant to the Consent Solicitation, URC is soliciting from holders of the Notes consents to amendments to the indenture governing the Notes that would eliminate most of the covenants applicable to the Notes and amend certain other provisions contained in such indenture and the Notes, including releasing all or substantially all of the collateral securing the Notes (the “Amendments”). Adoption of the Amendments requires the consent of the holders of at least a majority of the outstanding principal amount of the Notes, with respect to amendments to eliminate most of the covenants, and the consent of Holders of 66.7% of the outstanding principal amount of Notes, with respect to amendments to release all or substantially all of the collateral securing the Notes (in each case, the “Requisite Consents”). Any holder who tenders Notes pursuant to the Tender Offer must consent to the Amendments. A holder may not revoke a consent without withdrawing the previously tendered Notes to which such consent relates. Notes tendered may only be withdrawn, and related consents revoked, prior to 5:00 p.m., New York City time, on October 19, 2015, unless extended, except in limited circumstances where additional withdrawal rights are required by law.

Holders of Notes that are validly tendered after the consent payment deadline, but prior to the expiration of the Tender Offer, and accepted for purchase will receive the tender offer consideration of $1,027.50 per $1,000 principal amount of Notes, plus any accrued and unpaid interest up to, but not including, the final settlement date, which is expected to be November 4, 2015. Consummation of the Tender Offer and the Consent Solicitation are subject to the satisfaction or waiver of the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, including the financing condition described therein, but is not conditioned upon receiving the Requisite Consents. URC may amend, extend or terminate the Tender Offer and the Consent Solicitation in its sole discretion.

This news release is neither an offer to purchase nor a solicitation of an offer to sell any Notes. The Tender Offer and the Consent Solicitation are being made only pursuant to the Offer to Purchase and Consent Solicitation Statement, copies of which will be delivered to holders of the Notes. Persons with questions regarding the Tender Offer and the Consent Solicitation should contact the dealer manager, Eaglehill Advisors LLC, at (212) 405-1200, or the Information Agent, Global Bondholder Services Corporation, at (866) 794-2200 (toll free) or (212) 430-3774 (collect).

United Refining Company is a Pennsylvania corporation that began business operations in 1902. It is the leading integrated refiner and marketer of petroleum products in western New York and northwestern Pennsylvania. It owns and operates a medium complexity 70,000 barrel per day petroleum refinery in Warren, Pennsylvania where it refines crude oil into a variety of finished products, including various grades of gasoline, ultra low sulfur diesel fuel, kerosene, No. 2 heating oil and asphalt. URC has a long history of service within its market area.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are based on current expectations, estimates, forecasts and projections about the industry in which we operate, and beliefs and assumptions made by our management. Such statements include, in particular, statements about our plans, strategies and prospects. Words such as “expect”, “anticipate”, “intend”, “plan”, “believe”, “seek”, “estimate” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are based on beliefs and assumptions of our management, which in turn are based on currently available information. These statements are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed, implied or forecasted in such forward-looking statements. United Refining Company assumes no obligation to update forward-looking statements contained in this news release as a result of new information or future events or developments.

For further information: Media contacts: John R. Wagner (814) 723-1500.

Investment banking and other broker-dealer services are currently offered by associated persons of Eaglehill Advisors LLC through Burnham Securities Inc., member FINRA/SIPC (“Burnham”). Eaglehill is independent and unaffiliated with Burnham. All such services offered by Eaglehill-associated persons are done so in their capacities as registered representatives of Burnham.